Exhibit 99.1

Terns Pharmaceuticals Appoints Biotech Executive Elona Kogan as Chief Legal Officer and Announces Upcoming CFO Transition

FOSTER CITY, Calif., July 29, 2024 (GLOBE NEWSWIRE) -- Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology and obesity, today announced the appointment of Elona Kogan, Esq., as chief legal officer, effective immediately. Ms. Kogan brings a wealth of industry experience and has successfully guided several biotechnology companies through transformational growth and transactions.

“Elona’s proven leadership and deep industry knowledge make her an ideal addition to the Terns team,” said Amy Burroughs, chief executive officer of Terns. “As we advance our pipeline and execute on our strategic priorities, her expertise will be instrumental in driving our growth and success.”

“I am thrilled to join Terns at this exciting time,” said Ms. Kogan. “The company’s commitment to developing life-changing therapies aligns perfectly with my passion for the industry and working with a highly motivated and accomplished team.”

Ms. Kogan joins Terns with a distinguished career spanning over 20 years in the life sciences sector. Previously, she served as chief legal officer at Seer, Inc., where she played a pivotal role in the company’s IPO and commercialization. She has also held leadership positions at ARIAD Pharmaceuticals, Avanir Pharmaceuticals, and King Pharmaceuticals. Ms. Kogan’s full biography can be viewed on the Terns website.

Bryan Yoon, Esq., chief operating officer, will remain with the company through September 3, 2024 as part of the transition.

In addition, the Company announces that Mark Vignola, Ph.D., chief financial officer, will leave in a planned transition following the appointment of a new chief financial officer. A search is underway, and Dr. Vignola will continue to serve as CFO through the end of January 2025, or until a successor is found.

“On behalf of the Terns’ team and Board, I thank Bryan and Mark for their many contributions to the Company’s growth and development as they have both been integral to Terns’ success to date,” said Ms. Burroughs. “I want to express my personal appreciation to Mark and Bryan for their support throughout my transition as the new CEO during this period of tremendous opportunity at the company. They leave Terns in strong hands with an experienced leadership team committed to advancing the important work they began.”

“I am extremely proud of what we have accomplished at Terns. In recent months, it has been important to me to fully support the onboarding of our new leadership during this exciting time in the company’s development,” stated Dr. Vignola. “I believe now is the right time for me to help transition my successor and subsequently depart from Terns, confident the Company is in a strong position to continue to advance our pipeline with a committed, experienced team and CEO in place. I look forward to continuing to support this team and the company as we advance towards multiple important data readouts from our pipeline in the coming months.”

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology and obesity. Terns’ pipeline includes three clinical stage development programs including an allosteric BCR-ABL inhibitor, a small-molecule GLP-1 receptor agonist, a THR-β agonist, and a preclinical GIPR modulator program. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about the Company within the meaning of the federal securities laws, including those related to expectations, timing and potential results of the clinical trials and other development activities of the Company and its partners; the potential indications to be targeted by the Company with its small-molecule product candidates; the therapeutic potential of the Company’s small-molecule product candidates; the potential for the mechanisms of action of the Company’s product candidates to be therapeutic targets for their targeted indications; the Company’s expectations regarding the profile of its product candidates, including efficacy, tolerability, safety, metabolic stability and pharmacokinetic profile and potential differentiation as compared to other products or product candidates; the Company’s plans and expectations around the addition of key personnel; and the Company’s expectations with regard to its cash runway and sufficiency of its cash resources. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2023. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Justin Ng

investors@ternspharma.com

Media

Jenna Urban

Berry & Company Public Relations

media@ternspharma.com